Filed Pursuant to Rule 433

Registration No. 333-264652

February 28, 2024

Pricing term sheet dated February 28, 2024

to Preliminary Prospectus Supplement dated February 28, 2024

(the “Preliminary Prospectus Supplement”)

Coterra Energy Inc.

$500,000,000

5.60% Senior Notes due 2034

The information in this pricing term sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. This term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	Coterra Energy Inc.
Title of Securities:	5.60% Senior Notes due 2034 (the “notes”)
Distribution:	SEC Registered
Principal Amount:	$500,000,000
Date of Maturity:	March 15, 2034
Public Offering Price:	99.720% of the Principal Amount
Coupon:	5.60%
Yield to Maturity:	5.637%
Reference Treasury Security:	UST 4.00% due February 15, 2034
Reference Treasury Price / Yield:	97-22 / 4.287%
Spread to Benchmark Treasury:	+135 bps
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2024
Make-Whole Redemption Provision:	At any time prior to December 15, 2033 at a discount rate of U.S. Treasury plus 25 basis points
Par Redemption Provision:	At any time on or after December 15, 2033
Expected Ratings (Moody’s / S&P / Fitch):*	Baa2 / BBB / BBB

CUSIP / ISIN:	127097AL / US127097AL75
Trade Date:	February 28, 2024
Settlement Date:**	March 13, 2024 (T+10)
Joint Book-Running Managers:	J.P. Morgan Securities LLC TD Securities (USA) LLC Wells Fargo Securities, LLC BofA Securities, Inc. PNC Capital Markets LLC Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.
Co-Managers:	CIBC World Markets Corp. Citigroup Global Markets Inc. RBC Capital Markets, LLC Truist Securities, Inc. Capital One Securities, Inc. Comerica Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**	The issuer expects delivery of the notes will be made against payment therefor on or about March 13, 2024, which is the tenth business day following the date of pricing of the notes (such settlement being referred to as “T+10”). As of the date hereof, under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

This communication is intended for the sole use of the person to whom it is provided by the sender. This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification of these securities under the laws of any such jurisdiction.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling J.P. Morgan Securities LLC collect at 1-212-834-4533; TD Securities (USA) LLC toll-free at 1-855-495-9846; Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or BofA Securities, Inc. toll free at 1-800-294-1322.

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.